EXHIBIT 99.1

INTERNATIONAL PAPER PLAZA
400 ATLANTIC STREET
STAMFORD, CT 06921

News Release

CONTACTS:

Media:	Amy J. Sawyer, 203-541-8308
Jennifer Boardman, 203-541-8407

Investors:	Darial Sneed, 203-541-8541
Brian Turcotte, 203-541-8632

International Paper Elects Weisser to its Board of Directors

STAMFORD, Conn. – June 6, 2005 – International Paper (NYSE: IP) today announced the election of Alberto Weisser to its board of directors. Mr. Weisser is chief executive officer and chairman of the board of Bunge Limited, a global agribusiness and food company. The election will be effective on Jan. 1, 2006.

“Alberto brings a very strong global industrial and finance background. His perspective and expertise will be a valuable addition to our board,” said John Faraci, IP’s chairman and chief executive officer.

Mr. Weisser, 49, joined Bunge in 1993 as chief financial officer and was appointed CEO of the company in 1999. Prior to joining Bunge, Mr. Weisser worked for the BASF Group for 15 years in Brazil, Germany, U.S.A., and Mexico.

He serves on the board of directors of Ferro Corporation and is a member of the North American Agribusiness Advisory Board of Rabobank.

Mr. Weisser earned a bachelor’s degree in business administration from the Universidade de São Paulo and has participated in several post-graduate programs at Harvard Business School. He also attended INSEAD’s Management Development Program in France.

International Paper (www.internationalpaper.com) is the world’s largest paper and forest products company. Businesses include paper, packaging, and forest products. As one of the largest private forest landowners in the world, the company manages its forests under the principles of the Sustainable Forestry Initiative ® (SFI) program, a system that ensures the continual planting, growing and harvesting of trees while protecting wildlife, plants, soil, air and water quality. Headquartered in the United States, International Paper has operations in over 40 countries and sells its products in more than 120 nations.

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